Exhibit 4.11

LOAN AGREEMENT THIS LOAN AGREEMENT is made on the 6 ' h day of January, 2025 BETWEEN : - LINKERS INDUSTRIES LIMITED, a company incorporated in British Virgin Islands with company number 2113657 , whose registered office is located at Commerce House, Wickhams Cay 1 , P . O . Box 3140 , Road Town, Tortola, VG 1110 , British Virgin Islands (the “Lender”) ; and TEM ELECTRONICS (M) SDN BHD, a company incorporated in Malaysia with company number 199501036258 ( 365460 - T), whose registered address and correspondence address are located at 119 A&C, Lorong Macalister, 10400 George Town, Pulau Pinang and Lot A 99 , Jalan 2 A - 3 , Lot Al 01 & A 102 , Jalan 2 A, Kawasan Perusahaan MIEL Sungai Lalang, 08000 Sungai Petani, Kedah Darul Aman, Malaysia, respectively (the “Borrower”) . The Lender and the Borrower are entering this loan agreement (“Loan Agreement”) in writing of all the terms of the Loan Agreement as follows : - 1. Amount of the Loan United States dollars Five Hundred and Fifty Thousand Only (US$550,000) (the “Loan”). The Loan is subject to review at any time and to the Lender's overriding right of withdrawal and immediate repayment on demand. 2. Date of the Makina of this Loan Agreement 6' h January 2025 3. Date of the Makine of th e Loan 6 th January 2025 4. Repavment The principal amount of the Loan plus any unpaid interest (if any) shall, be repaid on or before 5 t h January 2028 (the “Last Repayment Date”). 1

2 5. Interest The rate of interest on the Loan is interest free . 6. Place of Negotiation and Completion of the Loan Agreement Lot A 99 , Jalan 2 A - 3 , Lot A 101 & A 102 , Jalan 2 A, Kawasan Perusahaan MIEL Sungai Lalang, 08000 Sungai Petani, Kedah Darul Aman, Malaysia 7. Drawdown The Loan can be fully drawn down on 6 t h January 2025 as per the Borrower's directions . 8. Prepa› ment/Early re ga› men The Loan may be prepaid, without prepayment penalty, with accrued interest (if any) up to and including the date of prepayment on the outstanding balance of the Loan by giving Lender fourteen (14) days of prior notice in writing . 9. Whole Agreement and Severabilit This Loan Agreement and the documents contemplated hereby constitute the whole and entire agreement between the Lender and the Borrower in respect of the Loan and cancel and supersede any prior agreements and undertakings, whether written or oral, in respect thereof . If any provision hereunder is or becomes prohibited or unenforceable in any jurisdiction, such prohibition and unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction, nor shall it invalidate, affect or impair the other remaining provisions . 10. Governi ng law and Jurisdiction This Loan Agreement shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region and the parties hereto irrevocably submit to the non - exclusive jurisdiction of the Hong Kong Courts .

IN WITNESS whereof the parties have executed this Loan Agreement the day and year first above written. SIGNEDBY ) For and on behalf of ) LINKERS INDUSTRIES LIMITED ) In the presence of: - ) 3 SIGNED BY For and on behalf of ) ) TEM ELECTRONICS (M) SDN BHD ) In the presence of: - (q py pQ )